Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

American Physicians Service Group, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2009, relating to the consolidated financial statements and schedules of American Physicians Service Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ BDO Seidman, LLP

Houston, Texas

March 8, 2010